Exhibit 10.7

PARTICIPATION AGREEMENT
[Redacted] PROSPECT

This Participation Agreement (“Agreement”) is entered into and made effective this 1st day of July, 2008 (“Effective Date”) by and between Newfield Exploration Company (“NEWFIELD”), whose mailing address is 363 N. Sam Houston Pkwy E., Suite 2020 Houston, Texas 77060, and Ridgewood Energy Corporation (“RIDGEWOOD”), whose mailing address is 11700 Katy Freeway, Suite 280 Houston, Texas 77079, herein referred to collectively as “Parties” and individually as a “Party”.

WITNESSETH

WHEREAS, NEWFIELD is the owner of an undivided seventy-five percent (75%) record title interest in and to each of the Oil and Gas Leases (collectively, the “Leases”) described as follows:

Oil and Gas Lease bearing [Redacted], effective [redacted], by and between the United States of America, as Lessor, and Newfield Exploration Company and Stone Energy Corporation, as Lessee, covering all of [Redacted], containing 5,760.00 acres more or less (hereinafter referred to as the “[Redacted Lease”), and

Oil and Gas Lease bearing [Redacted], effective [redacted], by and between the United States of America, as Lessor, and Newfield Exploration Company and Stone Energy Corporation, as Lessee, covering all of [Redacted] containing 5,760.00 acres more or less (hereinafter referred to as the “[Redacted] Lease”), and

Oil and Gas Lease bearing[Redacted], by and between the United States of America, as Lessor, and Newfield Exploration Company and Stone Energy Corporation, as Lessee, covering all of [Redacted], containing 5,760.00 acres more or less (hereinafter referred to as the “[Redacted] Lease”).

WHEREAS, pursuant to that certain Confidentiality Agreement dated effective September 4, 2008 by and between NEWFIELD and RIDGEWOOD covering the Leases (the “Prospect CA”), RIDGEWOOD reviewed certain confidential information supplied by NEWFIELD relating to its [Redacted] Prospect that lies within the Leases (hereinafter referred to as the “Prospect”) and RIDGEWOOD has advised NEWFIELD of its election to participate in the drilling of the initial exploratory well on the Prospect, subject to the receipt and approval of the formal authorization for expenditure, and

WHEREAS, NEWFIELD and RIDGEWOOD desire to set forth the terms and conditions under which RIDGEWOOD shall participate in certain operations to be conducted on the Prospect to earn and be assigned an undivided 15% record title interest from Newfield in and to the Leases;

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Participation Agreement

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowled and confessed, together with the mutual covenants, conditions, and obligations contained herein, NEWFIELD and RIDGEWOOD do hereby enter into this Agreement under the following terms and conditions:

ARTICLE I
EXHIBITS

          The following Exhibits are attached hereto and made a part of this Agreement:

Exhibit “A-1”	Redacted
Exhibit “A-2”	Redactedl
Exhibit “B”	Operating Agreement
Exhibit “C”	Geologic and data information requirements of RIDGEWOOD
Exhibit “D”	Form of Assignment

Article II
Initial Test Well

          2.1           Initial Test Well. NEWFIELD, as operator under the Operating Agreement (defined in Article III below), and subject to rig availability and obtaining all requisite permits, agrees to use reasonable efforts to commence, or cause to be commenced, on or before [Redacted], actual drilling of the [Redacted] (“ITW”) at an approximate surface coordinate location of[Redacted]. The ITW is to be drilled as an Exploratory Well (as such term is used in the Operating Agreement) to 22,000’ MD / TVD or a depth sufficient to test the stratigraphic equivalent of the ‘21,000’ and 22,000’ Sand’ (the “Objective Depth”), whichever is the lesser depth. An Authority for Expenditure (“AFE”) for the ITW is attached to this Agreement as Exhibit “A-1” (the “Approved AFE”) and by the execution hereof, each of NEWFIELD and RIDGEWOOD agrees to participate in the drilling of the ITW in accordance with the terms hereof. Contemporaneously with the execution of this Agreement, RIDGEWOOD agrees to execute and deliver to NEWFIELD a counterpart copy of the Approved AFE.

          The failure to timely commence the drilling of the ITW and the Parties agreement to terminate this Agreement, shall result in the termination of this Agreement, the return of the Cash Consideration by NEWFIELD to RIDGEWOOD and the reassignment from RIDGEWOOD to NEWFIELD of all of its record title interest in and to the Leases. Otherwise, there shall be no penalty for failure to timely commence the drilling of the ITW.

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Participation Agreement

          2.2           Substitute Well. In the event the ITW should encounter rock salt, heaving shale, excessive water flow, excessive pressure, igneous or other impenetrable formation or other conditions which would render further drilling impracticable or uneconomic and preclude the ITW from reaching the Objective Depth, then and in such event NEWFIELD shall have the exclusive option to propose within sixty (60) days following the abandonment of the ITW drilling of a substitute well (“Substitute Well”) therefore, provided same is drilled to the Objective Depth and under the same terms and conditions as the ITW. RIDGEWOOD shall have no obligation to participate in the Substitute Well; provided RIDGEWOOD shall have thirty (30) days, or forty-eight (48) hours in the event that a rig is on location, from receipt of the AFE for the Substitute Well to elect whether it shall participate in such Substitute Well. Failure to respond within the time period allowed shall be deemed to be an election not to participate in the Substitute Well. In the event NEWFIELD does not propose a Substitute Well within the time period provided for above, then RIDGEWOOD may propose the drilling of a Substitute Well pursuant to the terms of the Operating Agreement. NEWFIELD or Ridgewood shall have the continuing option to drill additional Substitute Wells, provided that no more than sixty (60) days elapse between the date the drilling rig was released from the last operation on such Substitute Well and the commencement date of drilling operations for the next Substitute Well drilled therefor.

2.2.1 If the ITW fails to reach its Objective Depth, and RIDGEWOOD’s share of costs and expenses incurred in connection with the ITW has not yet reached the Promote Cap, then:

          (i) if a Substitute Well is proposed and RIDGEWOOD elects not to participate therein, then RIDGEWOOD shall pursuant to Article 4.3, reconvey to NEWFIELD a 15% record title interest in and to the Leases and this Agreement shall terminate and neither Party shall have any further obligations or liabilities hereunder, except with respect to the fulfillment of payment and indemnity obligations accrued prior to such termination;

(ii) if a Substitute Well is proposed and RIDGEWOOD does elect to participate therein, this Agreement shall remain in full force and effect as though the Substitute Well was the ITW; and

          (iii) if a Substitute Well is proposed and RIDGEWOOD elects to participate therein, but such well is not drilled, RIDGEWOOD shall retain its undivided fifteen percent (15%) record title interest in and to the Leases previously conveyed by the Assignment hereunder and any future operations on the Prospect by the Parties shall be governed by the Operating Agreement.

          2.2.2 If the ITW fails to reach its Objective Depth and RIDGEWOOD’s share of costs and expenses incurred in connection with the ITW has reached the Promote Cap, RIDGEWOOD shall retain its record title interest in and to the Leases received by the Assignment pursuant to Section 4.2 hereof, and the consequences of RIDGEWOOD’s election to participate or not to participate in the Substitute Well shall be governed by the provisions of Article 16 of the Operating Agreement as described below.

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Participation Agreement

Subject to Sections 2.2.1 and 2.2.2, in the event that a Substitute Well is proposed by RIDGEWOOD and drilled in accordance with this Agreement, the interest of any non-participating Party in the drilling of such Substitute Well shall be subject to the terms and conditions of Article 16 of the Operating Agreement as described below; however, notwithstanding anything to the contrary in this Agreement, in the event NEWFIELD elects not to participate in the drilling of a Substitute Well, and RIDGEWOOD bears all or a portion of such Party’s interest in the Substitute Well, the acquired interest shall not be subject to the acreage forfeiture provisions of the Operating Agreement, but instead will be subject to the non-consent penalty percentages applicable to Exploratory Operations as defined in the Operating Agreement Article 16.5.1. Regardless of whether RIDGEWOOD elects to participate or not to participate in a Substitute Well, NEWFIELD shall retain the Cash Consideration, as such term is hereafter defined.

          2.3           ITW Drilling Costs. RIDGEWOOD shall bear and pay thirty percent (30.0%) of the actual costs to drill and test the ITW to Casing Point ; however, if prior to reaching Casing Point the actual aggregate cost of the ITW, and any Substitute Well therefor, exceeds one hundred percent (100%) of the dry hole cost estimate provided for in the Approved AFE (“ Promote Cap”), RIDGEWOOD shall bear and pay fifteen percent (15%) of the actual costs to drill and test the ITW thereafter. Casing Point shall be defined as that point in time when the ITW (or Substitute Well therefor) has reached its Objective Depth and all open hole logs and tests have been conducted in accordance with the Approved AFE. If RIDGEWOOD elects to participate in a Substitute Well, any cost to drill the ITW will be carried over to the Substitute Well to calculate the Promote Cap for purposes of determining when RIDGEWOOD’s cost-bearing interest reduces to fifteen percent (15%). Subject to the terms and conditions of this Agreement, all operations in the ITW subsequent to Casing Point, shall be conducted in accordance with the terms and provisions of the Operating Agreement and, subject to participation elections, shall be shared 15% by RIDGEWOOD and 85% by NEWFIELD et al, its co-owner, and their successors and assigns.

Article III
Operating Agreement

          3.1           Operating Agreement. The Leases will be subject to that certain Offshore Operating Agreement by and between NEWFIELD, as Operator, and the Non-Operators designated therein, dated effective July 1, 2008 (the “Operating Agreement”), which is attached hereto as Exhibit “B”, and which will govern operations upon the Leases (subject to RIDGEWOOD’s right to earn an interest in the Leases per this Agreement). At the time RIDGEWOOD executes this Agreement, RIDGEWOOD shall also execute and deliver the Operating Agreement, at which time it shall be deemed to be a party thereto. If there is a conflict between the terms and conditions of this Agreement and the terms and conditions of the Operating Agreement prior to the earlier of: (a) reaching the Objective Depth in the ITW or (b) RIDGEWOOD’s costs and expenses incurred in the ITW and any Substitute Well therefor reaching the Promote Cap, then the terms and conditions of this Agreement shall control. Thereafter, the Operating Agreement shall control. Notwithstanding the foregoing, the provisions of Article 27 of the Operating Agreement (Area of Mutual Interest) will be applicable to the Parties hereto from and after the Effective Date and should RIDGEWOOD be required to reassign its interest in accordance with Article 4.3 of this Agreement then the Reassignment will also include any and all rights or interest acquired by RIDGEWOOD, as applicable, pursuant to said Article 27.

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Participation Agreement

          3.2           Prospect Information. NEWFIELD, as Operator of the ITW, shall provide RIDGEWOOD with any and all raw well data and information obtained and/or results of analyses performed through the conduct of the drilling of any wells by NEWFIELD on the Prospect in which RIDGEWOOD is a participant, as further provided for in Exhibit “C”, and any additional data and/or information that RIDGEWOOD may become entitled to pursuant to the terms of the Operating Agreement. All data delivered to RIDGEWOOD as provided in this Section 3.2 shall be delivered to RIDGEWOOD pursuant to the Operating Agreement.

Article IV.
Cash Consideration and Assignment of Interest in Lease

          4.1           Cash Consideration. Within five (5) business days after the complete execution of this Agreement by all Parties, RIDGEWOOD shall pay to NEWFIELD the sum of Two Million Four Hundred and Thirty-two Thousand, Two Hundred and Fifty ($2,432,250.00) (the “Cash Consideration”) by wire transfer to the account designated by NEWFIELD in writing to RIDGEWOOD. Such Cash Consideration shall be nonrefundable in all circumstances, except as otherwise provided for in Section 2.1 of this Agreement.

          4.2           Assignment. Within ten (10) business days after receipt by NEWFIELD of the Cash Consideration, NEWFIELD shall deliver to RIDGEWOOD an assignment of an undivided fifteen percent (15.00%) record title interest in and to the Leases (the “Assignment”), subject to the following:

          (a)           The Assignment shall be free and clear of any burdens, liens or encumbrances by, through or under NEWFIELD, but not otherwise, subject only to (i) a proportionate part of the lessors’ reserved royalty under the Lease, (ii) a 2.0% of 8/8ths overriding royalty interest reserved in favor of NEWFIELD, proportionately reduced by the record title interest being conveyed by NEWFIELD , (iii) the Operating Agreement and (iv) this Agreement.

          (b)           The Assignment shall be effective [redacted], subject to Minerals Management Service (“MMS”) approval, and the Parties shall use the form of assignment attached hereto as Exhibit “D”.

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Participation Agreement

          The Assignment requires approval by the MMS. The assignee of the Assignment shall promptly (i) file of record the Assignment in the adjacent parish or county courthouse and (ii) file for approval with the MMS (or other applicable governmental agencies) the Assignment. Should approval of the MMS (or any other similar governmental agency having jurisdiction) be denied, the Party receiving notice of such denial agrees to provide the other Party with written notice of such occurrence, along with a copy of all associated written communications, and the Parties agree to develop a revised form of assignment in an effort to meet the MMS’ or other appropriate agency’s requirements for approval. In the alternative, each Party shall execute and deliver, or cause to be executed and delivered, such other documents and take such other actions as a Party may reasonably request in an effort to comply with any such approval requirements.

          4.3          Reassignment. Subject to Article 2.2.1(i), RIDGEWOOD shall reconvey to NEWFIELD all of its undivided fifteen percent (15%) record title interest in and to the Leases, using a form of assignment similar to the Assignment (the “Reassignment”), in the event the ITW fails to reach Objective Depth and RIDGEWOOD’s share of costs and expenses incurred in connection with the ITW has not reached the RIDGEWOOD Promote Cap, and a Substitute Well is not proposed within one (1) year from abandonment of the ITW on the Leases.

          The Reassignment shall be made using the form of assignment attached hereto as Exhibit “D” and shall be made free and clear of any burdens, liens or encumbrances by, through, or under RIDGEWOOD, but not otherwise. The Reassignment shall be delivered by RIDGEWOOD to NEWFIELD within fifteen (15) days after receipt by RIDGEWOOD of a request from NEWFIELD for the Reassignment.

          4.4          Earning Events. The Reassignment shall not be due, and RIDGEWOOD shall be deemed to have earned its record title interest in and to Leases, when the Promote Cap has been reached or upon the ITW being drilled to Casing Point, whichever is the earliest to occur.

Article V
Assignability

          5.            Rights to Assign. In the event a Party is granted consent to a proposed assignment, the assignment will be made expressly subject to this Agreement and the assignee must agree in writing to be expressly bound by this Agreement. The assignor of an assignment made under this Agreement shall remain primarily liable for its obligations which have accrued prior to the latter of i) the effective date of the assignment, or ii) the date the assignment is physically delivered to the assignee.

          After the ratification of the Operating Agreement by RIDGEWOOD pursuant to Section 3.1 of the Agreement, a Party’s right to assign its rights under this Agreement and in the Leases shall be governed by the Operating Agreement.

          Subject to the restrictions on assignment as contained herein, the terms and conditions of this Agreement shall inure to the benefit of and will be binding upon NEWFIELD and RIDGEWOOD, and their respective successors and assigns. This Agreement shall constitute a covenant running with the Leases.

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Participation Agreement

Article VI
Miscellaneous Provisions

          6.1          Governing Law. THE PARTIES HERETO HEREBY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO RULES CONCERNING CONFLICTS OF LAW. VENUE FOR ANY ACTION SHALL BE IN HARRIS COUNTY, TEXAS.

          6.2          Notices. Any notices or provision of notices or disclosure, or other communications that may be required or permitted hereunder shall be in writing and shall be delivered by facsimile, in person or sent by United States Mail, certified mail, postage prepaid, return receipt requested, or an equivalent delivery service, addressed to the Parties at the following respective addresses:

Newfield Exploration Company
363 North Sam Houston Parkway East, Suite 2020
Houston, Texas 77060
Attention:	John D. Hamilton
Telephone:	(281) 847-6105
Facsimile:	(281) 847-6134

Ridgewood Energy Corporation
11700 Katy Freeway, Suite 280,
Houston, Texas 77079,
Attention:	Mr. W. Greg Tabor
Telephone:	(281) 293-8449
Facsimile	(281) 293-7705

          6.3          Relationship of the Parties. It is not the purpose or intention of this Agreement to create, and this Agreement will never be construed as creating, a joint venture, mining partnership or other relationship whereby any Party will be held liable for the acts, either of omission or commission, of any other Party, and the liabilities of each of the Parties hereto shall be several and not joint or collective. Solely for purposes of federal income taxation and purposes of certain state income tax laws which incorporate or follow federal income tax principals as to tax partnerships, however, Each of the Parties hereto agrees not to elect, under the authority of Section 761(a) of the Internal Revenue Code of 1986, to be excluded from all the provisions of Subchapter K of Chapter I of Subtitle A of said Internal Revenue Code of 1986. With regard to the resulting tax partnership, the Parties hereby incorporate by this reference, as if set forth herein in full, the tax partnership provisions set forth on Exhibit “J” to the Operating Agreement, with the tax partners in such tax partnership being NEWFIELD, RIDGEWOOD and the other parties to the Operating Agreement with the Tax Reporting Partner being NEWFIELD. This Agreement and operations hereunder relate solely to the Prospect, and no Party hereto shall have any obligation of any kind to any other Party hereto as to any other lease, land or minerals (whether in the vicinity of the Lease or not) by virtue of this Agreement or such operations or otherwise except as may be provided in the Operating Agreement, Article III hereof or evidenced by written agreement of such Parties.

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Participation Agreement

          6.4          Rentals. To the best of NEWFIELD’s knowledge, as of the effective date of the assignment, all rentals and any other payments due pursuant to the terms of the Leases subject to this Agreement have been properly and timely paid and said Leases are now in full force and effect as of the Effective Date. As of the Effective Date of this Agreement, RIDGEWOOD will be responsible for its prorata share of the rentals on the Leases.

          6.5          Further Assurances. Following execution of the Assignment, each Party agrees to execute and deliver to the other any instruments or other documents necessary to carry out the intent and obligations of this Agreement.

          6.6          Conflicts. Except as provided for in Article 3.1, in the event of any conflicts or inconsistencies between the provisions of this Agreement and any other agreement, including any agreement referenced herein to be executed by the Parties hereafter, the provisions of this Agreement shall control to the extent of such conflict.

          6.7          Entire Agreement. This Agreement together with the instruments referred to herein and the Exhibits attached hereto, embody the entire agreement between the Parties with regard to the subject matter hereof, and supersede all other prior agreements, arrangements, understandings, negotiations and discussions, whether oral or written between the Parties relating to the subject matter hereof, including without limitation, the Prospect CA executed by the Parties. There are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in this Agreement or in subsequent documents delivered pursuant thereto. This Agreement may be supplemented, altered, amended, modified or revoked only in writing, signed by all Parties hereto.

          6.8          Arbitration: This Agreement is subject to the arbitration provisions of the Operating Agreement.

          6.9          Severability. If any provision of this Agreement is held invalid, the remainder of the Agreement shall not be affected thereby unless the effect thereof would be to materially alter the burdens or benefits intended by the Parties by the express language of this Agreement.

          6.10        Captions. The captions in this Agreement are for convenience only and shall not be considered a part hereof of affect the construction or interpretation of any provision of this Agreement.

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Participation Agreement

          6.11          Force Majeure. All obligations imposed by this Agreement on each Party, except for payment of money, shall be suspended and all periods of time for exercising any rights hereunder shall be extended while compliance is prevented, in whole or in part, by Force Majeure. “Force Majeure” shall mean a labor dispute; explosion; fire; storm, hurricane, loop currents, and high seas; floods; wars; civil disturbance; act of god; laws; governmental rules, regulations, orders, action or delay; inability to secure materials after reasonable efforts; or any other similar cause beyond the reasonable control of the Party claiming relief hereunder; provided, however, that such Party shall promptly take all reasonable action to remove the Force Majeure, and provided that no Party shall be required against its will to settle any labor dispute.

          6.12          Confidentiality. Except for required disclosures, including but not limited to disclosures to governmental agencies and/or stock exchanges, or as otherwise provided for in the Operating Agreement, no Party shall release any geological, geophysical, or reservoir information or any logs or other information pertained to the progress, test, or results of any well drilled pursuant to this Agreement, without the prior approval of the other Party.

          6.13          Wavier Period. No wavier by any Party or any default, misrepresentation, or breach of warranty, or covenant will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant.

          6.14          Counterpart Execution. This Agreement may be executed in counterparts and each such counterpart shall have the same force and effect as the original hereof, provided, however, that none of said counterparts shall be effective until all parties hereto have executed a counterpart hereof.

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Participation Agreement

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first hereinabove written.

WITNESSES:	Newfield Exploration Company

	By:	/s/ W. M. BLUMENSHINE

	Name:	W. M. Blumenshine

	Title:	Vice President

Date:

WITNESSES:	RIDGEWOOD ENERGY CORPORATION

	By	/s/ W. GREG TABOR

	Name:	W. Greg Tabor

	Title:	Executive Vice President

Date:

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Participation Agreement

Exhibit “A-1”
Attached to and made a part of that certain Participation Agreement effective
November 1, 2008 by and between Newfield Exploration Company and Ridgewood Energy Corporation

[Redacted]

[AFE to Come]

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Participation Agreement

Exhibit “A-2”
Attached to and made a part of that certain Participation Agreement effective
November 1, 2008 by and between Newfield Exploration Company and Ridgewood Energy Corporation

[Redacted]

[Well Plan to Come]

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Participation Agreement

Exhibit “B”
Attached to and made a part of that certain Participation Agreement effective
November 1, 2008 by and between Newfield Exploration Company and Ridgewood Energy Corporation

OPERATING AGREEMENT

[Operating Agreement to Come]

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Participation Agreement

Exhibit “C”
Attached to and made a part of that certain Participation Agreement effective
November 1, 2008 by and between Newfield Exploration Company and Ridgewood Energy Corporation

GEOLOGIC AND DATA INFORMATION REQUIREMENTS OF RIDGEWOOD ENERGY
CORPORATION

WELL INFORMATION REQUIREMENTS

FOR:

Ridgewood Energy Corporation
11700 Katy Freeway, Suite 280
Houston, Texas 77079
Phone: (281) 293-8449 Fax: (281) 293-7705

WELL NAME: [Redacted]

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Participation Agreement